Exhibit 99.1

NEWS

For immediate release

Contact:	Timothy J. Romenesko
Vice President, Chief Financial Officer
(630) 227-2090
e-mail address: tromenesko@aarcorp.com
web address: www.aarcorp.com

AAR REPORTS FISCAL YEAR 2006 FIRST QUARTER RESULTS

•      22% sales growth; 109% income growth

•      25% commercial sales growth; 16% defense services sales growth

•      45% growth in Asia sales

WOOD DALE, ILLINOIS (September 21, 2005) — AAR (NYSE: AIR) today reported net sales from continuing operations of $199.6 million for the first quarter of fiscal 2006, an increase of 22% compared to the prior year. Income from continuing operations more than doubled to $5.3 million or $0.15 per diluted share, from $2.5 million or $0.08 per diluted share in the year ago period, which included a $1.0 million pre-tax gain on extinguishment of debt.

The sales and earnings growth for the quarter were driven by increased sales in the Aviation Supply Chain, Maintenance, Repair & Overhaul and Structures & Systems segments.  Within the Aviation Supply Chain segment, sales increased 25% reflecting strong demand from our commercial and defense customers as AAR creates and provides cost-effective solutions for managing their supply chains.  MRO segment sales increased 78% reflecting the commencement of operations at the Indianapolis Maintenance Center as well as increased sales at the Oklahoma maintenance facility.  Structures and Systems sales increased 14% as the Company experienced stronger volumes across all businesses within this segment.  Sales in the Aircraft Sales and Leasing segment were lower primarily due to joint venture accounting treatment, which excludes joint venture revenues from consolidated net sales.

“This is a great start to fiscal 2006,” said David P. Storch, President and CEO of AAR.  “We are seeing the benefits of the actions we have taken over the past few years to strengthen and grow the Company.  Increasingly, our airline and defense customers are turning to AAR to meet their maintenance and engineering, supply chain and deployment needs.”

Higher sales and operational efficiencies drove an improvement in gross profit margin from 16.2% to 17.4% year over year.  Although selling, general and administrative costs increased as the Company made investments and prepared for growth, they declined as a total percentage of sales

One AAR Place • 1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101

from 12.2% to 12.0%.  Net interest expense was $0.5 million lower for the quarter due to lower average borrowings.  The Company also made progress in its goal to improve asset performance, increasing working capital turnover from 3.0x to 3.6x.  Investments in inventory primarily to support supply chain programs resulted in an operating cash outflow of $22 million for the quarter.  We expect the returns from these investments to favorably impact results in future periods.

Subsequent to the Company’s quarter-end, two valued customers, Delta Air Lines and Northwest Airlines, filed for bankruptcy.  AAR was proactive in minimizing its exposure to these events, and the financial impact was minimal and was provided for in the first quarter.  The Company continues to support both airlines by providing cost-effective solutions for their maintenance and supply requirements.

Storch added, “We made progress on many fronts.  Our results were significantly stronger than last year, and we won several new programs during the quarter, including the Airbus A400M cargo system program, a contract to provide pallets to the U.S. Air Force and the United Kingdom’s Royal Air Force E-3D AWACS and MESA Air Group supply chain programs, all of which should have a positive impact on future periods.”  Storch continued, “We are also very pleased with the progress made at our recently-opened Indianapolis Maintenance Center, as the business unit produced profitable results in the quarter.”

AAR is a leading provider of diverse products and value-added services to the worldwide aviation/aerospace industry.  Headquartered in Wood Dale, Illinois, with locations around the world, AAR serves commercial and government aircraft fleet operators and independent service customers by providing Aviation Supply Chain services; Maintenance; Repair and Overhaul services; Structures and Systems manufacturing and Aircraft Sales and Leasing.  Further information can be found at www.aarcorp.com.

AAR will hold its quarterly conference call at 10:30 a.m. CDT on September 21, 2005. The conference call can be accessed via dial-in (1-866-219-5829).  A replay of the call will be available (1-888-266-2081; access code 767240) from approximately 1:30 p.m. CDT on September 21, 2005 until 11:59 p.m. CDT on September 28, 2005.

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This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 7, entitled “Factors Which May Affect Future Results”, included in the Company’s May 31, 2005 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Operations

(In thousands except per share data)

	Three Months Ended August 31,
	2005	2004
	(Unaudited)
Sales	$199,588	$163,773
Cost and Expenses:
Cost of sales	164,906	137,248
Selling, general and administrative	23,901	20,040

Equity in earnings of joint ventures	205	—

Operating income	10,986	6,485

Gain on extinguishment of debt	—	995

Interest expense	4,122	4,463
Interest income	459	283

Income from continuing operations before income taxes	7,323	3,300

Income tax expense	2,065	787

Income from continuing operations	5,258	2,513

Discontinued Operations:
Operating loss, net of tax	—	(227)

Net income	$5,258	$2,286

Share Data:

Earnings per share - Basic:
Earnings from continuing operations	$0.16	$0.08
Loss from discontinued operations	—	(0.01)
Earnings per share – Basic	$0.16	$0.07

Earnings per share – Diluted
Earnings from continuing operations	$0.15	$0.08
Loss from discontinued operations	—	(0.01)
Earnings per share – Diluted	$0.15	$0.07

Average shares outstanding – Basic	32,961	32,243
Average shares outstanding – Diluted	37,040	36,198

Consolidated Balance Sheet Highlights

(In thousands except per share data)

	August 31,	May 31,
	2005	2005
	(Unaudited)	(Derived from audited financial statements)
Cash and cash equivalents	$24,411	$50,338
Current assets	462,526	474,542
Current maturities of recourse LTD	437	2,123
Current liabilities (excluding debt accounts)	164,118	156,280
Net property, plant and equipment	72,565	71,474
Total assets	757,826	732,230
Recourse long-term debt	201,288	199,919
Total recourse debt	201,725	202,042
Total non-recourse debt	28,612	28,862
Stockholders’ equity	319,902	314,744
Book value per share	$9.69	$9.66
Shares outstanding	33,004	32,586

Sales By Business Segment

(In thousands - unaudited)

	Three Months Ended
	August 31,
	2005	2004
Aviation Supply Chain	$107,111	$85,846
Maintenance, Repair & Overhaul	37,972	21,281
Structures and Systems	51,360	44,948
Aircraft Sales and Leasing	3,145	11,698
	$199,588	$163,773

Diluted Earnings Per Share Calculation

(In thousands except per share data)

	Three Months Ended
	August 31,
	2005	2004
	(Unaudited)
Net income as reported	$5,258	$2,286
Add: After-tax interest on convertible debt	306	313
Net income for diluted EPS calculation	$5,564	$2,599

Basic shares outstanding	32,961	32,243
Additional shares due to:
Assumed exercise of stock options	475	351
Assumed conversion of convertible debt	3,604	3,604
Diluted shares outstanding	37,040	36,198

Diluted earnings per share	$0.15	$0.07